Exhibit 99.3

CONSENT OF PROPOSED DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a person to become a director of Horizon Bancorp in the Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 of Horizon Bancorp filed with the Securities and Exchange Commission pursuant to the Securities Act in connection with the Agreement and Plan of Merger, dated as of June 13, 2017, by and between Horizon Bancorp and Wolverine Bancorp, Inc., wherein Wolverine Bancorp, Inc. will merge with and into Horizon Bancorp, with Horizon Bancorp as the surviving entity.

August 16, 2017	/s/ Eric P. Blackhurst
Eric P. Blackhurst